EXHIBIT 99.1

NEWSRELEASE

FOR IMMEDIATE RELEASE
April 15, 2004

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Susan Stuart	(614) 480-3878	Trasee Carr	(614) 480-5407

HUNTINGTON BANCSHARES INCORPORATED
REPORTS 2004 FIRST QUARTER RESULTS
• Net Income of $104.2 million, up 14%
• Earnings Per Common Share of $0.45, up 15%
• Raises 2004 GAAP Earnings Per Share Guidance to $1.71-$1.75

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2004 first quarter earnings of $104.2 million, or $0.45 per common share, up 14% and 15%, respectively, from $91.7 million and $0.39 per common share in the year-ago quarter. Compared with 2003 fourth quarter net income of $93.3 million and $0.40 per common share, 2004 first quarter earnings were up 12% and 13%, respectively.

     “We are very pleased with first quarter performance,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Underlying loan and lease growth was strong and core deposits excluding retail CDs were stable, a reversal from the fourth quarter’s net outflow. As part of our continuing strategy to lower our exposure to the automobile financing sector, we sold more automobile loans. Further, our underlying credit quality indicators improved with non-performing assets remaining relatively stable.”

     “While average reported total loans and leases increased only an annualized 2% from the 2003 fourth quarter, the full quarter impact of the sale of $1.0 billion of auto loans in the fourth quarter and partial quarter impact from a first quarter $868 million auto loan sale reduced this growth rate by 12%,” he continued. “Adjusting for these auto loan sales, first quarter average total loans and leases would have increased at a strong 14% annualized rate, which represents a better depiction of the underlying growth rate during the quarter. Average residential mortgage and home equity loans increased an annualized 28% and 22%, respectively. Commercial real estate loans in both the middle market and small business also contributed to the growth, as did small business commercial loans. However, demand for middle-market commercial loans remained weak as average balances declined slightly from the fourth quarter though we were encouraged to see some growth late in the quarter.”

     “As part of our continuing strategy to lower our exposure to the automobile financing sector, we sold $868 million of auto loans during the quarter. We have now sold auto loans in four of the last five quarters for a total of $3.0 billion. As a result, we further lowered our overall credit exposure to this sector to 24%, down from 28% at the end of last year and 33% at the end of 2002. Our goal is to reduce this exposure to 20%, which we are beginning to approach. The first quarter sale resulted in a $9.0 million pre-tax gain that added three cents to earnings per share. We expect to continue to originate and sell auto loans to manage our auto loan exposure.”

     “Average core deposits excluding retail CDs increased slightly from the fourth quarter and represented a reversal of fourth quarter net outflows. Growing deposits remains one of our priorities.”

Significant Items Influencing Financial Performance Comparisons

	Impact(1)
(In millions, except per share)	Pre-tax	After-tax	EPS
2004 First Quarter – GAAP earnings	$139.1	$104.2	$0.45
• Gain on sale of $868 million of auto loans	9.0	5.9	0.03
• Mortgage servicing right (MSR) temporary impairment	(10.1)	(6.6)	(0.03)
• Investment securities gain on sale	15.1	9.8	0.04
2003 Fourth Quarter – GAAP earnings	$127.0	$93.3	$0.40
• Gain on sale of $1.020 billion of auto loans	16.3	10.6	0.05
• MSR temporary impairment recovery	3.5	2.3	0.01
• Long-term debt extinguishment	(15.3)	(9.9)	(0.04)
2003 First Quarter – GAAP earnings	$122.4	$91.7	$0.39
• Gain on sale of $556 million of auto loans	10.3	6.7	0.03
• Restructuring reserve release	1.0	0.7	—

(1) Favorable (unfavorable) impact on GAAP earnings

     Significant 2004 first quarter performance highlights compared with 2003 fourth quarter included:

•	2% annualized growth in average total loans and leases or 14% annualized growth after adjusting for the impact of auto loan sales.

•	Slight increase in average core deposits excluding retail CDs compared with a net outflow of $0.2 billion in the fourth quarter.

•	3.36% net interest margin, down from 3.42%.

•	$9.0 million pre-tax gain on the sale of $868 million sale of automobile loans.

•	$10.1 million pre-tax MSR temporary impairment compared with $3.5 million of MSR temporary impairment recovery in the fourth quarter.

•	$15.1 million pre-tax gain on the sale of investment securities, an on balance sheet hedge to MSR temporary impairment.

•	0.53% annualized net charge-offs, down from 1.03% in the fourth quarter.

•	0.43% period end NPA ratio, up from 0.41% at December 31, 2003.

•	1.39% period end allowance for loan and lease losses (ALLL) ratio, down from 1.42% at December 31, 2003.

•	322% period end NPA coverage ratio, down from 343% at December 31, 2003.

•	6.95% period end tangible common equity ratio vs. 6.79% at December 31, 2003.

Discussion of Performance

     Fully taxable equivalent net interest income increased $21.9 million, or 11%, from the year-ago quarter, reflecting the favorable impact of an 18% increase in average earning assets, partially offset by a 27 basis point, or an effective 7%, decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.36% from 3.63% primarily reflecting the strategic repositioning of portfolios away from automobile loans and toward lower rate, and lower risk, residential real estate-related loans and investment securities.

     Compared with the 2003 fourth quarter, fully taxable equivalent net interest income decreased $1.6 million, reflecting the adverse impact of automobile loan sales. The fully taxable equivalent net interest margin declined 6 basis points, or an effective 2%, to 3.36% from 3.42%. Average earnings assets, despite the negative impact from the sale of automobile loans, increased $0.5 billion, or 2%. The decline in the net interest margin from the fourth quarter reflected the same factors as those impacting the decrease from the 2003 first quarter.

     Average loans and leases increased $2.6 billion, or 14%, from the 2003 first quarter almost entirely due to a 25% increase in average consumer loans. Contributing to the consumer loan growth was a $0.9 billion, or 23%, increase in average total automobile loans and leases reflecting the impact of consolidation of a securitization trust and the migration of leases from operating lease assets to direct financing leases, partially offset by loan sales; a $0.8 billion, or 46%, increase in average residential mortgages; and a $0.6 billion, or 20%, increase in average home equity loans.

     Average total commercial (C&I) and commercial real estate (CRE) loans increased $0.2 billion, or 2%, reflecting a 12% increase in small business C&I and CRE loans and 10% increase in middle-market CRE loans. Average middle-market C&I loans were down 6% from the year-ago period and reflected, in part, weak demand, but also the impact from continued strategies to specifically lower exposure to large individual commercial credits, including shared national credits.

     On March 29, 2004, $868 million of automobile loans were sold resulting in a $9.0 million pre-tax gain. Combined with the $2.1 billion of sales in 2003, this brought the total automobile loans sold over the last five quarters to $3.0 billion. The current quarter sale represented a continuation of a strategy to lower exposure to automobile financing to around 20% of total credit exposure (see table below). At March 31, 2004, this exposure was $5.4 billion, down from $6.2 billion at year-end and represented a 24% exposure, down from 28% at year end 2003, and down from 33% at the end of 2002.

($ billions)	3/31/04	12/31/03	12/31/02
Total Company
Loans and leases	$21.2	$21.1	$18.6
Operating lease assets	1.1	1.3	2.2
Securitized loans	0.0	0.0	1.1

Total credit exposure	$22.3	$22.4	$21.9

($ billions)	3/31/04	12/31/03	12/31/02
Automobile Financing
Loans and leases	$4.3	$4.9	$3.9
Operating lease assets	1.1	1.3	2.2
Securitized loans	0.0	0.0	1.1

Total auto exposure	$5.4	$6.2	$7.2
% Total credit exposure	24%	28%	33%

     Average total loans and leases in the first quarter increased only slightly from the 2003 fourth quarter, as the growth rate was mitigated by a $932 million reduction in average automobile loans related to 2003 fourth quarter and 2004 first quarter loan sales. These auto loan sales also were reflected in a $0.3 billion, or 6%, decline in average automobile loans and leases from the fourth quarter. Growth in mortgage-related consumer loans remained strong with average residential mortgages up $0.2 billion, or 7%, and average home equity loans up $0.2 billion, or 5%. Total average C&I and CRE loans were up slightly from the fourth quarter reflecting a 1% increase in small business C&I and CRE loans and a 2% increase in middle market CRE loans. Average middle-market C&I loans declined slightly.

     Average investment securities increased $1.8 billion, or 54%, from the year-ago quarter, and were up $0.6 billion, or 13%, from the fourth quarter primarily reflecting the investment of a portion of the proceeds from the automobile loan sales. Average mortgages held for sale decreased $0.3 billion, or 55%, from the year-ago quarter.

     Average total core deposits in the first quarter were $15.5 billion, including $2.4 billion of retail CDs. This compared with $15.0 billion in average total core deposits, including $3.0 billion in average retail CDs in the year-ago quarter, and $15.5 billion in average total core deposits, including $2.5 billion of retail CDs, in the 2003 fourth quarter. Average total core deposits excluding retail CDs were up $1.1 billion, or 9%, from the year-ago quarter. Compared with the fourth quarter’s 1% net outflow, average total core deposits excluding retail CDs increased slightly in the 2004 first quarter, primarily due to a $0.1 billion, or 2%, increase in interest bearing demand deposits.

     Non-interest income decreased $45.3 million, or 17%, from the year-ago quarter. Comparisons with prior-period results are heavily influenced by the decline in operating leases and the related decline in operating lease income. These trends are expected to continue as all leases originated since April 2002 are direct financing leases where the income is reflected in net interest income, not non-interest income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $49.3 million, or 36%, from the 2003 first quarter quarter. Excluding operating lease income, non-interest income increased $4.0 million, or 3%, from the year-ago quarter with the primary drivers being:

•	$13.9 million increase in investment securities gains as the current quarter included $15.1 million of securities gains, a balance sheet hedge against MSR temporary impairment.

•	$5.2 million, or 26%, increase in other income reflecting higher investment banking income, standby letter of credit fees, and income on terminated leases.

•	$2.0 million increase in service charges on deposit accounts.

•	$1.4 million increase in trust services income.

Partially offset by:

•	$15.4 million decline in mortgage banking income. Contributing to this decline was a $10.1 million MSR temporary impairment in the current quarter compared with no MSR temporary impairment in the year-ago quarter. MSR valuations are very sensitive to movements in interest rates. The decline in the level of interest rates during the 2004 first quarter resulted in higher mortgage prepayments that, in turn, resulted in MSR temporary impairment. Also contributing to the decline was lower origination volume.

•	$1.3 million decline in the gain on sale of automobile loans as the current quarter reflected a $9.0 million gain on the sale of $868 million of automobile loans compared with a $10.3 million gain on the sale of $556 million of automobile loans in the year-ago quarter. The higher gain on the year-ago sale reflected the higher average interest rate on that pool of sold loans relative to market rates at the time of sale.

     Compared with the 2003 fourth quarter, non-interest income declined $18.9 million, or 8%. This comparison is also heavily influenced by the decline in operating lease income for the reasons noted above. Reflecting the run-off of the operating lease portfolio, operating lease income declined $16.4 million, or 16%, from the 2003 fourth quarter. Excluding operating lease income, non-interest income decreased $2.4 million, or 2%, from the 2003 fourth quarter with the primary drivers being:

•	$14.0 million decrease in mortgage banking income as the current quarter included $10.1 million of MSR temporary impairment charges compared with $3.5 million of MSR temporary impairment recoveries in the fourth quarter. This reversal in MSR temporary impairment valuations between quarters reflected an upward movement in mortgage interest rates in the fourth quarter followed by lower interest rates in the 2004 first quarter. The MSR temporary impairment valuation reserve at March 31, 2004 was $16.3 million. Excluding the MSR temporary impairment valuation change between quarters, mortgage banking income decreased $0.3 million reflecting lower origination volumes. Reflecting the decline in interest rates during the quarter, the value of MSRs as a percent of mortgages serviced for others were 0.93%, down from 1.11% at December 31, 2003.

•	$7.3 million decrease in gains on the sale of automobile loans as the current quarter reflected a $9.0 million gain, compared with a $16.3 million gain on the sale of $1.0 billion of automobile loans in the fourth quarter.

•	$3.0 million, or 7%, decline in service charges on deposit accounts due to lower consumer NSF and overdraft fees.

Partially offset by:

•	$13.8 million increase in investment securities gains, which are viewed as a balance sheet hedge against MSR temporary impairment valuation adjustments.

•	$6.2 million increase in other income primarily reflecting higher investment banking income.

     Non-interest expense decreased $29.8 million, or 9%, from the year-ago quarter. Comparisons with prior-period results are influenced by the decline in operating lease expense as the operating lease portfolio continues to run-off (see above operating lease income discussion). Operating lease expense declined $40.9 million, or 37%, from the 2003 first quarter. Excluding operating lease expense, non-interest expense increased $11.1 million, or 5%, from the year-ago quarter with the primary drivers being:

•	$8.5 million, or 8%, increase in personnel costs reflecting higher pension and salary expense.

•	$1.9 million increase in outside data processing and other services expense with the increase over a number of activities.

•	$1.8 million increase in other expense reflecting higher insurance costs.

•	$1.2 million increase in marketing expense.

•	$1.0 million expense reduction benefit in the year-ago quarter due to a restructuring reserve release.

Partially offset by:

•	$2.0 million decline in professional services reflecting lower consulting expense.

     Compared with the 2003 fourth quarter, non-interest expense declined $31.8 million, or 10%. Comparisons with prior-period results are also heavily influenced by the decline in operating lease expense. Operating lease expense declined $14.9 million, or 17%, from the 2003 fourth quarter. Excluding operating lease expense, non-interest expense decreased $16.9 million, or 7%, from the fourth quarter with the primary drivers being:

•	$15.3 million of 2003 fourth quarter expense associated with extinguishing the high cost long-term repurchase agreement debt.

•	$7.1 million, or 28%, decrease in other expense as the fourth quarter included a residual value insurance write down, as well as other seasonal expense declines.

•	$4.9 million, or 40%, decline in professional services expenses. This reflected a $1.1 million decline in SEC investigation-related costs ($0.7 million in the current quarter compared with $1.8 million in the 2003 fourth quarter), as well as lower consulting expense.

Partially offset by:

•	$5.9 million, or 5%, increase in personnel costs primarily reflecting higher benefit expense and the annual FICA reset.

•	$2.5 million increase in outside data processing and other services expense reflecting seasonal contract payouts and higher charge card processing expense.

•	$1.8 million increase in net occupancy expense due mostly to seasonal factors including higher snow removal and utility costs, as well as lower rental income.

Credit Quality

     Net charge-offs for the 2004 first quarter were $28.6 million, or an annualized 0.53% of average total loans and leases. This decreased from $32.8 million, or 0.69%, in the year-ago quarter and from $55.1 million, or an annualized 1.03% of average total loans and leases in the prior quarter. Net charge-offs in the current and 2003 fourth quarter were increased by one-time events.

     Over the last several years, insurance policies were purchased by our automobile lending business to protect the company from a loss in the event a repossessed vehicle had physical damage. Claims paid under the policies were recorded as a reduction of credit losses. During the quarter, it was determined that these insurance policies do not provide economic transfer of risk to permit this accounting treatment. As a result, first quarter provision expense included a

$4.7 million one-time cumulative increase related to automobile loan and lease charge-offs to correct this error. The 0.53% net charge-off ratio for average total loans and leases for the first quarter included 8 basis points related to this adjustment.

     The 2003 fourth quarter net charge-offs included $26.6 million in C&I and CRE net charge-offs associated with the sale of $99 million of lower quality loans, including $43 million of non-performing assets (NPAs). This increased reported 2003 fourth quarter annualized net charge-offs for total loans and leases by 50 basis points and total commercial net charge-offs by 111 basis points.

     Total commercial (C&I and CRE) net charge-offs in the first quarter were $7.6 million, or an annualized 0.32% of related loans, down from $15.5 million, or an annualized 0.66% in the year-ago quarter. Total commercial net charge-offs in the 2003 fourth quarter were $36.9 million, or an annualized 1.55%, including 1.11% associated with the sale of lower quality commercial loans.

     Total consumer net charge-offs in the current quarter were $21.0 million, or an annualized 0.70% of related loans, and included 15 basis points due to the one-time $4.7 million cumulative adjustment. This compared with $17.4 million or an annualized 0.73% of average consumer loans in the year-ago quarter. Total consumer net charge-offs in the 2003 fourth quarter were $18.2 million, or an annualized 0.61% of related loans.

     Total automobile loan and lease net charge-offs in the 2004 first quarter were $16.6 million, or an annualized 1.32% of average automobile loans and leases and included 37 basis points from the one-time adjustment. This compared with $11.5 million, or an annualized 1.13% of average automobile loans and leases in the year-ago quarter, and $13.3 million, or an annualized 1.00% in the 2003 fourth quarter.

     Credit losses on operating lease assets are included in operating lease expense and were $6.8 million in the current quarter, down from $12.3 million in the year-ago quarter, and $8.8 million in the 2003 fourth quarter. Recoveries on operating lease assets are included in operating lease income and totaled $1.8 million, $2.3 million, and $1.9 million for the same periods, respectively. The ratio of operating lease asset credit losses, net of recoveries, was an annualized 1.71% in the current quarter, 1.93% in the year-ago quarter, and 2.05% in the 2003 fourth quarter. As noted in the non-interest income discussion above, the operating lease portfolio will decrease over time as no new operating lease assets have been generated since April 2002. As a result, while the absolute level of operating lease credit losses is expected to decline over time, the ratio of credit losses expressed as a percent of declining average operating lease assets is generally expected to gradually increase.

     Non-performing assets (NPAs) were $91.7 million at March 31, 2004. This decreased $49.0 million from a year-ago, but increased $4.3 million from the end of last year. While NPAs increased from year end, the inflow of new NPAs during the quarter totaled $27.2 million, down 29% from the fourth quarter. NPAs expressed as a percent of total loans and leases and other real estate was 0.43% at March 31, 2004, down from 0.74% a year ago, but up slightly from 0.41% at December 31, 2003.

     The over 90-day delinquency, but still accruing, ratio was 0.28% at March 31, 2004. This ratio has been relatively steady over the last five quarters as exemplified by a ratio of 0.30% a year ago and 0.27% at the end of last year.

     The 30-day delinquency ratio decreased to 1.11% at March 31, 2004, from 1.34% at the end of the year-ago first quarter and from 1.23% at December 31, 2003. The total C&I and CRE 30-day delinquency ratio was 0.69% at quarter end, down from 0.85% a year earlier, but up from 0.62% at December 31, 2003. Total consumer 30-day delinquencies were 1.48% at quarter end, down from 1.85% a year ago and from 1.72% at the end of last year.

Allowance for Loan and Lease Losses (ALLL) and the Reclassification of the Allowance for Unfunded Loan Commitments (AULC)

     The allowance for loan and lease losses (ALLL) has historically included an allowance for unfunded loan commitments (AULC) component, which we believe to have been common industry practice. To reflect the nature of this reserve and consistent with better disclosure, in the first quarter the AULC was reclassified as a separate liability on the balance sheet. Prior period balance sheet amounts have also been reclassified to be consistent with the current quarter’s presentation. This reclassification had no impact on net income, shareholders’ equity, or the amount of total reserves aligned with credit risks. When the AULC of $32.1 million at March 31, 2004 is excluded, which is the way these reserve ratios will be calculated and reported going forward, the ALLL reserve and NPA coverage ratios are 1.39% and 322%, respectively. In contrast, the ALLL plus the AULC as a percent of total loans and leases was 1.55% at March 31, 2004, compared with 1.59% at the end of last year. Similarly, the ALLL plus the AULC as a percent of NPAs was 357% at March 31, 2004, compared with 384% at December 31, 2003.

     The March 31, 2004, ALLL was $295.4 million, down from $303.6 million a year ago and $299.7 million at December 31, 2003. These declines primarily reflected improving credit quality and the changed mix of the loan portfolio. Expressed as a percent of period-end loans and leases, the ALLL at March 31, 2004, was 1.39%, down from 1.61% a year-ago and from 1.42% at December 31, 2003. The ALLL as a percent of NPAs was 322% at March 31, 2004, up significantly from 216% a year ago, but down from 343% at December 31, 2003.

     The provision for loan and lease losses in the 2004 first quarter was $25.6 million, down $11.2 million, or 31%, from the year-ago quarter reflecting improved credit quality, and down $0.7 million, or 3%, from the 2003 fourth quarter.

Capital

     At March 31, 2004, the tangible equity to assets ratio was 6.95%, down slightly from 7.00% a year ago, but up from 6.79% at December 31, 2003. The decline from the year-ago period reflected the impact of the 2003 third quarter adoption of FIN 46, which resulted in the consolidation of $1.0 billion of securitized automobile loans, partially offset by earnings-related growth in capital. At March 31, 2004, the tangible equity to risk-weighted assets ratio was 7.61%, up significantly from 7.09% in the year-ago quarter, and from 7.30% at the end of last year. These increases primarily reflected the positive impact resulting from lowering the overall risk profile of assets, most notably a less risky loan portfolio mix, as well as growth in low risk investment securities.

2004 Outlook

     “When we provide earnings guidance it is done on a GAAP basis,” Hoaglin said, “including the $1.62-$1.66 earnings per share guidance we provided in January. At that time, we noted this guidance excluded any impact from potential future loan sales or other one-time items. We are updating our 2004 earnings per share guidance to $1.71-$1.75 per share to reflect first quarter GAAP results, as well as an improved credit quality outlook over the remaining three quarters of 2004.”

     “We remain committed to the automobile financing business, as well as managing this exposure to our 20% target,” he said, “As such, we anticipate continued loan sales. However, since we do not know the timing, or what gains, if any, will be associated with such sales, their impact continues to be excluded from our guidance. Today’s updated guidance also does not include any impact from the Unizan merger, which we anticipate closing in early July.”

Conference Call / Webcast Information

     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. EST. The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-251-6529. Slides will be available at huntington-ir.com just prior to 1:00 p.m. EST on April 15, 2004 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available two hours after the completion of the call through April 30, 2004 at 888-266-2081; conference ID 416885.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Information Regarding Non-GAAP Financial Measures

     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.

Annualized data

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-

exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

     Significant one-time income or expense items may be expressed on a per common share basis. This is done for analytical purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Management does this for performance analysis and decision-making. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

     Huntington Bancshares Incorporated is a $31 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics

				Percent Change vs.
(in thousands, except per share amounts)	1Q04	4Q03	1Q03	4Q03	1Q03
Net Interest Income	$222,685	$224,315	$201,759	(0.7)%	10.4%
Provision for Credit Losses	25,596	26,341	36,844	(2.8)	(30.5)
Securities Gains	15,090	1,280	1,198	N.M.	N.M.
Gain on Sales of Automobile Loans	9,004	16,288	10,255	(44.7)	(12.2)
Non-Interest Income	203,545	228,942	261,471	(11.1)	(22.2)
Non-Interest Expense	285,654	317,816	316,479	(10.1)	(9.7)
Restructuring Reserve Releases	—	(351)	(1,000)	(100.0)	(100.0)

Income Before Income Taxes	139,074	127,019	122,360	9.5	13.7
Provision for Income Taxes	34,901	33,758	30,630	3.4	13.9

Net Income	$104,173	$93,261	$91,730	11.7%	13.6%

Net Income per common share - diluted	$0.45	$0.40	$0.39	12.5%	15.4%
Cash dividends declared per common share	$0.175	$0.175	$0.16	—%	9.4%
Book value per common share at end of period	$10.31	$9.93	$9.43	3.8%	9.3%
Average common shares - basic	229,227	228,902	231,355	0.1%	(0.9)%
Average common shares - diluted	232,915	231,986	232,805	0.4%	—%
Return on average assets	1.36%	1.22%	1.36%
Return on average shareholders’ equity	18.4%	16.6%	17.2%
Net interest margin (1)	3.36%	3.42%	3.63%
Efficiency ratio (2)	65.1%	67.1%	66.3%
Effective tax rate	25.1%	26.6%	25.0%
Average loans and leases	$21,502,390	$21,406,486	$18,918,666	0.4%	13.7%
Average earning assets	$26,978,873	$26,429,712	$22,788,859	2.1%	18.4%
Average core deposits (3)	$15,481,110	$15,543,934	$14,971,713	(0.4)%	3.4%
Average core deposits - linked quarter annualized growth rate (3)	(1.6)%	(6.5)%	(1.1)%
Average core deposits - excluding Retail CDs	$13,081,700	$13,052,055	$12,008,402	0.2%	8.9%
Average core deposits excl. Retail CDs - linked quarter annualized growth rate	0.9%	(5.6)%	10.2%
Average total assets - reported	$30,835,373	$30,422,986	$27,436,106	1.4%	12.4%
Average shareholders’ equity	$2,278,400	$2,228,129	$2,165,579	2.3%	5.2%
Total assets at end of period	$31,114,080	$30,519,326	$27,904,634	1.9%	11.5%
Total shareholders’ equity at end of period	$2,364,179	$2,275,002	$2,156,046	3.9%	9.7%
Net charge-offs (NCOs)	$28,627	$55,143	$32,836	(48.1)%	(12.8)%
NCOs as a % of average loans and leases	0.53%	1.03%	0.69%
Non-performing loans and leases (NPLs)	$77,127	$75,481	$126,641	2.2%	(39.1)%
Non-performing assets (NPAs)	$91,694	$87,386	$140,725	4.9%	(34.8)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.43%	0.41%	0.74%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.39%	1.42%	1.61%
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.55%	1.59%	1.78%
ALLL as a % of NPLs	383%	397%	240%
ALLL as a % of NPAs	322%	343%	216%
Tier 1 risk-based capital (4)	8.75%	8.53%	8.16%
Total risk-based capital (4)	12.67%	11.95%	11.04%
Tier 1 leverage (4)	8.08%	7.98%	8.22%
Average equity / assets	7.39%	7.32%	7.89%
Tangible equity / assets (5)	6.95%	6.79%	7.00%

(1)	On a fully taxable equivalent basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangible assets ($0.2 million for all periods above) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.

(4)	Estimated at the end of March, 2004.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

N.M. - Not Meaningful.

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